EXHIBIT 99.1

Sevcon, Inc. Announces Record Date for Rights Offering to Its Stockholders

SOUTHBOROUGH, Mass., July 15, 2014 (GLOBE NEWSWIRE) -- Sevcon, Inc. (Nasdaq:SEV) a world leader in the design and manufacture of microprocessor-based controls for zero emission electric and hybrid vehicles, today announced that the record date for its previously announced rights offering will be July 25, 2014.

The rights offering, for which Sevcon has filed a registration statement with the Securities and Exchange Commission, is intended to raise $10 million before expenses in a cost-effective manner that gives all of Sevcon's existing stockholders the opportunity to participate. The net proceeds will be used for general corporate purposes and growth, including funding Sevcon's ongoing research and development and product commercialization initiatives and acquisitions of other businesses. The subscription price and the subscription period have not yet been determined and will be included in the final prospectus that will be filed with the SEC.

The registration statement relating to the rights offering has been filed with the SEC but has not yet become effective. The securities may not be sold, nor may offers to buy be accepted, before the registration statement is declared effective. At that time, a copy of the prospectus forming a part of the registration statement may be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the Information Agent for the rights offering at (855) 793-5068. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful before the registration or qualification under the securities laws of any such jurisdiction.

About Sevcon, Inc.

Sevcon is a world leader in the design and manufacture of microprocessor-based controls for zero emission electric and hybrid vehicles. The controls are used to vary the speed and movement of vehicles, to integrate specialized functions, and to optimize the energy consumption of the vehicle's power source. Sevcon supplies customers throughout the world from its operations in the USA, the UK, France and the Asia Pacific region and through an international dealer network. Sevcon's customers are manufacturers of on and off road vehicles including cars, trucks, buses, motorcycles, fork lift trucks, aerial lifts, mining vehicles, airport tractors, sweepers and other electrically powered vehicles. For more information visit www.sevcon.com.

Forward-Looking Statements

Statements in this release about the rights offering and our plans are forward-looking statements subject to risks and uncertainties that could cause actual results to differ materially from those we anticipate. Among other things, the rights offering may not be successful so Sevcon may not raise the additional capital it desires for funding its business initiatives. Even if the offering is successful, global demand for electric vehicles incorporating our products may not grow as much as we expect, we may not be able to attract and retain the level of high quality engineering staff that we need to develop the new and improved products we need to be successful, and companies we acquire may be more costly to acquire and integrate, or may not generate as much revenue and earnings, as we anticipate. Please see the Company's most recent Forms 10-K and 10-Q on file with the SEC for further information regarding Sevcon's risk factors.

CONTACT: David Calusdian
         Sharon Merrill Associates
         1 (617) 542 5300
         dcalusdian@InvestorRelations.com

         Matt Boyle
         President and CEO
         1 (508) 281 5503
         matt.boyle@Sevcon.com